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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


CONTACT:          Marty E. Adams
                  President & Chief Operating Officer
                  Sky Financial Group, Inc.
                  (419) 327-6300

                  Richard L. Gordley
                  President & Chief Executive Officer
                  Wood Bancorp, Inc.
                  (419) 352-3502


                       SKY FINANCIAL GROUP, INC. ANNOUNCES
                              THE COMPLETION OF ITS
                        ACQUISITION OF WOOD BANCORP, INC.

JULY 19, 1999 (Bowling Green, Ohio; NASDAQ: SKYF) Sky Financial Group, Inc. today announced the completion of its acquisition of Wood Bancorp, Inc. and its subsidiary First Federal Bank, headquartered in Bowling Green, Ohio. The transaction is valued at $57.2 million.

Shareholders of Wood Bancorp will receive .7315 shares of Sky Financial Group common stock for each share of Wood Bancorp owned. The exchange of shares will qualify as a tax-free exchange, and the transaction will qualify as a pooling of interests.

As part of the transaction, First Federal Bank has been merged with Mid Am Bank, Sky Financial's Toledo-based commercial bank affiliate. Richard L. Gordley, President and CEO of Wood Bancorp, will be responsible for the newly formed Community Bank Division, comprised of the communities of Bowling Green, Woodville, Pemberville, Elmore, North Baltimore, Grand Rapids, Genoa, Stony Ridge and Weston. Mr. Gordley will also be appointed to serve on the Board of Directors of Mid Am Bank.

Robert E. Spitler, Chairman of Wood Bancorp, Inc., will be appointed to serve on the Board of Directors of Sky Financial Group, Inc.

"Our partnership with Wood Bancorp represents an exciting step in our company's growth, and we are extremely pleased at how well our companies complement each other, to the benefit of our shareholders, employees, customers and the

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community", said Marty E. Adams, Sky Financial Group's President and Chief
Operating Officer.

Richard L. Gordley, President and Chief Executive Officer of Wood Bancorp commented, "As a part of Sky Financial Group, we will continue to employ the community bank concept of exceptional customer service from exceptional people, with the added resources of a larger institution."

Patrick A. Kennedy, President and CEO of Mid Am Bank said, "We are extremely pleased to welcome the employees and customers of First Federal to Mid Am Bank, and we look forward to continuing First Federal's history of community banking."

Sky Financial Group, Inc. is a diversified financial services holding company headquartered in Bowling Green, Ohio. The Company's banking affiliates include Mid Am Bank, Toledo, Ohio; Sky Bank, Salineville, Ohio; and The Ohio Bank, Findlay, Ohio. The Company's financial service affiliates include Sky Asset Management Services, Inc., Clearwater, Florida; Sky Investments Inc., Bryan, Ohio; Sky Insurance Agency, Inc., Archbold, Ohio; Sky Financial Solutions, Inc., Columbus, Ohio; Mid Am Private Trust, N.A., Pepper Pike, Ohio; Mid Am Financial Services, Inc., and Simplicity Mortgage Consultants, Carmel, Indiana; Picton Cavanaugh, Inc., Toledo, Ohio; Mid Am Title Insurance Agency, Inc., Adrian, Michigan; Sky Technology Resources, Inc., Bowling Green, Ohio; ValueNet, Inc., Lisbon, Ohio; Freedom Financial Life Insurance Company, Phoenix, Arizona; and Freedom Express, Inc., Salineville, Ohio.

                                      *****

         The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

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